Exhibit 99.1

FOR IMMEDIATE RELEASE
July 9, 2018	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FISCAL 2018 Q3 SAME STORE SALES
Good Times’ Same Store Sales Increase 3.8%
Bad Daddy’s Same Store Sales Increase 0.5%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products and of Bad Daddy’s Burger Bar, a full-service, upscale concept, today announced that its Good Times’ same store sales increased 3.8% in its fiscal third quarter ended June 26, 2018 over the prior year’s increase of 3.7%, and its Bad Daddy’s same store sales increased 0.5% during the quarter over the prior year’s increase of 0.1%.  Same store sales for Bad Daddy’s exclude the weeks during which the original Bad Daddy’s in Charlotte, NC was closed for remodeling.

Boyd Hoback, President & CEO, said “We saw our sixth consecutive quarter of positive same store sales at Good Times which are in-line with our guidance.  On a two-year stack Good Times’ increase in same store sales again exceeded 7.0%.  We are lapping the introduction of our West Coast Double Cheeseburger and Combo at price points of $3 and $5, respectively, from last year that drove excellent sales gains so we are very pleased with our results this year after increasing the West Coast burger and combo prices last fall.”

Regarding Bad Daddy’s results, Hoback added “Our Bad Daddy’s brand also performed very well, posting positive comp sales for the thirteenth consecutive quarter.  Our overall same store sales were impacted by an estimated 1.0% – 1.5% during the quarter from cannibalization in the Charlotte market resulting from the fifth restaurant in the market that we opened at the beginning of the fiscal year, which exceeded our new store sales target by nearly 25% during the quarter.  We opened our second Atlanta-area Bad Daddy’s in Smyrna, GA on June 4th which posted a company record for opening week sales and our class of 2017 and 2018 new stores continue to average above our system average.  We are on track to open four additional restaurants during the final quarter of the year: two in North Carolina, one in Greenville, South Carolina, and our third restaurant in the greater-Atlanta area.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, and in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all-natural hamburgers, 100% all-natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 36 restaurants.

GTIM owns, operates, franchises or licenses 29 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full-service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2017 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Ryan Zink, CFO (303) 384-1432